Shattuck Labs, Inc.

INSIDER TRADING POLICY

(Revised October 18, 2024)

I.INTRODUCTION

Federal and state laws prohibit buying, selling, gifting or making other transfers of securities by persons who have material information that is not generally known or available to the public. These laws also prohibit persons with such material nonpublic information (“MNPI”) from disclosing this information to others who trade. Trading while in possession of MNPI is often referred to as “insider trading.”

Shattuck Labs, Inc. (the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by directors, officers, employees and consultants (together, “Company Personnel”) as well as their family members who reside with them, anyone else who lives in their household, and any family members who do not live in their household but whose transactions in Company securities (as defined below) are directed by them or are subject to their influence or control (collectively, “Family Members”), and corporations or other business entities controlled, influenced or managed by them or their Family Members, and trusts for which such persons are a trustee or in which they have a beneficial or pecuniary interest (collectively, “Controlled Entities,” and together with “Company Personnel” and “Family Members,” “Insiders”). Unless otherwise indicated, all references to “you” in this Policy should be read to include all of your Family Members and Controlled Entities.
No Exceptions. The prohibition against trading while in possession of MNPI is absolute and unconditional. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct.

Individual Responsibility. You are responsible for ensuring that you (as well as your Family Members and Controlled Entities) do not violate federal or state securities laws or this Policy. We designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.

Consequences for Violating Insider Trading Laws. If you violate insider trading laws, you may have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may have to serve a jail sentence of up to 20 years. In addition, the Company may face civil penalties up to the greater of $1 million, or three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million.

Both the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market (“Nasdaq”) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.

All Company Personnel will be required to certify their understanding of and intent to comply with this Policy by signing the Receipt and Acknowledgement attached hereto periodically.

This Policy will be reviewed, evaluated, and revised by the Company from time to time in light of regulatory changes, developments in the Company’s business and other factors.

II.POLICIES AND PROCEDURES

A.Trading Policy

1.General Prohibition. You may not buy, sell or gift a company’s securities when you are in possession of MNPI about that company. This policy against insider trading applies to trading in Company securities, as well as to trading in the securities of other companies with whom the Company has a business relationship, such as the Company’s customers, distributors, suppliers, partners or a firm with which the Company is negotiating a transaction.
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3.No Tipping. You may not convey MNPI about the Company or another company to others. You also may not suggest that anyone purchase or sell any company’s securities while you are aware of MNPI about that company. These practices, known as “tipping,” also violate U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed MNPI. This Policy against “tipping” applies to information about the Company and its securities, as well as to information about other companies with whom the Company has a business relationship. Persons with whom you have a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to you; therefore, special care should be taken so that MNPI is not disclosed to such persons. This Policy does not restrict legitimate business communications on a “need to know” basis. MNPI, however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.
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5.No Short-Term or Speculative Trading. It is against Company policy for you to engage in short-term or speculative transactions in Company securities. As such, with respect to Company securities, you may not engage in: (a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities you do not own); (c) transactions involving publicly traded options or other derivatives (such as trading in puts or calls with respect to Company securities); and (d) hedging transactions (such as “cashless” collars, forward sales, equity swaps and other similar arrangements). Additionally, because securities held in a margin account or pledged as collateral may be sold without your consent, if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, you should exercise caution when including Company securities in a margin account or pledging Company securities as collateral for a loan.
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7.Applying the Trading Policy. As stated above, these restrictions also apply to your Family Members and Controlled Entities. The SEC and federal prosecutors may presume that trading by Family Members or Controlled Entities is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.
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For purposes of this Policy, references to “trading” and “transactions” includes, among other things:

•purchases and/or sales of Company securities in public markets;
•sales of Company securities obtained through the exercise of employee stock options granted by the Company;
•making gifts of Company securities; and
•using Company securities to secure a loan.
Directors, officers, employees and consultants should consult the General Counsel (stocks@shattucklabs.com) if they have any questions.

9.Company Transactions. From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities.
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B.What is “Material Nonpublic Information”? When is Information “Public”?

1.Material Information

Material information generally means information that a reasonable investor would consider important in making an investment decision to buy, hold, or sell securities. Either positive or negative information may be material. Any information that could reasonably be expected to affect the Company’s stock price should be considered material. Depending on the circumstances, common examples of information that may be material include:

•significant new product developments, innovations or discoveries;
•pending U.S. Food and Drug Administration, European Medicines Agency or other regulatory action;
•clinical data or significant interactions, approval or rulings by a regulatory agency relating to the Company or a Company product;
•status of pre-clinical or clinical studies;
•earnings, revenue, or similar financial information;
•unexpected financial results;

•unpublished financial reports or projections;
•extraordinary borrowing or liquidity problems;
•changes in control or sale of all or part of the Company’s business;
•changes in directors, senior management or auditors;
•information about current, proposed, or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;
•changes in dividend policies or the declaration of a stock split or the proposed or contemplated issuance, redemption, or repurchase of securities;
•negotiations regarding an important license, distribution agreement, joint venture or collaboration agreement;
•material defaults under agreements or actions by creditors, clients, or suppliers relating to a company’s credit rating;
•information about major contracts;
•product recalls;
•impending financial problems;
•the interruption of production or other aspects of a company’s business as a result of an accident, fire, natural disaster, or breakdown of labor negotiations;
•major environmental incidents;
•data breaches or other cybersecurity incidents;
•institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings; and
•information about Company affiliates.

Federal and Nasdaq investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade. The mere fact that a person is aware of MNPI is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the MNPI. If you have questions regarding specific transactions, please contact the General Counsel.

2.Nonpublic Information

Nonpublic information is information that is not generally known or available to the public. We consider information to be available to the public only when:

•it has been released to the public by the Company through appropriate channels (e.g., by means of a press release, a filing with the SEC or a widely disseminated statement from a senior officer); and
•enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be nonpublic until two full trading days have lapsed following the time of public disclosure.
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•The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered “generally available to the public” even when the information is accurate.
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C.Unauthorized Disclosure; Prohibition on Certain Public Speaking

All Company Personnel must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially nonpublic information until it is publicly disclosed. You should treat this information as confidential and proprietary to the Company. You may not disclose it to others, such as Family Members, other relatives, or business or social acquaintances.

In addition, you are prohibited from participating as an “expert,” consultant, advisor, and/or in any capacity for an “expert network” and/or any other outside firm which compensates individuals for speaking with investors and other investment professionals. This prohibition is designed to protect the Company, its stockholders and you. Indeed, United States criminal authorities and the SEC have prosecuted numerous public company employees who received monetary compensation by expert networks to speak with investors and disclose confidential company information which investors then used for trading purposes.

Legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Guidelines For Public Disclosures And Communications With The Investment Community. If you receive inquiries of this nature, refer them to the Chief Financial Officer (“CFO”) or General Counsel. At any time when the Company does not have an active CFO, the duties and responsibilities assigned to the CFO under this policy shall be performed by the principal financial officer.

D.When and How to Trade Company Stock

1.Overview

Directors, officers, C-level employees, and certain other employees and consultants who are so designated from time to time (such officers and designated employees and consultants, “Restricted Employees”) are for purposes of this Policy required to comply with the restrictions covered below. Even if you are not a director or a Restricted Employee, however, following the procedures listed below may assist you in complying with this Policy.

2.Blackout Periods

From time to time due to certain developments relating to MNPI, the Company may implement special blackout periods during which the Company may notify particular individuals that they should not engage in any transactions involving the purchase or sale of Company securities or the securities of another company. If you are subject to a special blackout period, you should not trade in the applicable company’s securities during such time and you should not disclose to others the fact that you are prohibited from trading.

However, it is not the Company’s policy to impose special blackout periods every time that MNPI exists, or every time that a director, officer, C-level employee, or certain other employees and consultants may be in the possession of MNPI. Thus, the absence of a special blackout should not be interpreted as permission to trade. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them while a special blackout period is not in place.

Even if a special blackout period is in place, you may exercise Company stock options if no shares are to be sold — you may not, however, effect sales of stock issued upon the exercise of stock options (including same-day sales and cashless exercises). Generally, all pending purchase and sale orders regarding Company securities that could be executed while a special blackout period is not in place must be cancelled before a special blackout period is implemented so as to avoid any purchases and sales during such period.

In light of these restrictions, if you expect a need to sell Company stock at a specific time in the future, including executing sales to satisfy tax withholding obligations in connection with the exercise of stock options, vesting of restricted stock or settlement of restricted stock units in the future, you may wish to consider entering into a prearranged Rule 10b5-1 trading plan (as discussed below).

3.Pre-clearance

The Company requires its directors and Restricted Employees to obtain prior approval from the General Counsel (or, in the General Counsel’s absence, the General Counsel’s designee) before effecting any purchase, sale, gift or other trading of Company securities.1 Directors and Restricted Employees may ask for pre-clearance by sending an email to stocks@shattucklabs.com. The pre-clearance policy applies to directors and Restricted Employees, including their Family Members and Controlled Entities, even if they are initiating a transaction while a special blackout period is not in place.

If a transaction is approved under the pre-clearance policy, the transaction must be executed by the last close of regular trading that is not more than three calendar days after the approval is obtained, but regardless, the transaction may not be executed if you acquire MNPI concerning the Company during that time. If the transaction is not completed within the period described above, the transaction must be approved again before it may be executed.

    1    Transactions by the General Counsel (or the General Counsel’s Family Members and Controlled Entities) are required to be approved in advance by the Chief Executive Officer (the “CEO”) or CFO.

If a proposed transaction is not approved under the pre-clearance policy, you may not transact in Company stock, and you should not inform anyone within or outside of the Company of the restriction. Any transaction under a Rule 10b5-1 trading plan will not require pre-clearance at the time of the transaction, but the adoption, amendment, modification or termination of any such Rule 10b5-1 trading plan is subject to pre-clearance.

4.Exceptions

The restrictions contained in this Policy shall not apply to:

•the exercise of Company stock options if (a) no shares are to be sold to third parties or (b) there is only a “net exercise” (defined as the Company withholding shares to satisfy your tax obligations or to cover the exercise price or equivalent);
•“sell to cover” transactions involving a sale of shares of common stock directed by the Company in its sole discretion in order to cover the Company’s or such individual’s or entity’s withholding tax obligations in connection with the grant, vesting or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements, for example, from the vesting or settlement of restricted stock units under such plans;
•the vesting of Company stock options, restricted stock, restricted stock units or other equity incentive awards according to their terms;
•the withholding of shares to satisfy the exercise price or a tax withholding obligation upon the grant, vesting or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements, for example, from the vesting or settlement of restricted stock units under such plans;
•transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage that you control);
•sales of Company securities as a selling stockholder in a registered public offering, including a “synthetic secondary” offering, in accordance with applicable securities laws; or
•any other purchase of Company securities from the Company or sale of Company securities to the Company in accordance with applicable securities and state laws.

To the extent applicable and such elections are permitted, your elections regarding participation in “net exercise,” or “sell to cover” transactions, including changes from any defaults established by the Company, may not be made during a blackout period or while you otherwise are in possession of MNPI.

E.Rule 10b5-1 Trading Plans

Rule 10b5-1 provides an affirmative defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions (a “10b5-1 Plan”). It is possible to prearrange trades in Company securities by entering into a 10b5-1 Plan. A 10b5-1 Plan must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, a 10b5-1 Plan can delegate investment discretion to a third party, such as a broker, who then makes trading decisions without further input from the person implementing the 10b5-1 Plan. A 10b5-1 Plan must be established at a time when you are not aware of any MNPI and must not permit you to exercise any subsequent control or influence over how, when or whether the purchases or sales are made. Because the SEC rules on 10b5-1 Plans are complex, you should consult the Company’s “Guidelines for Rule 10b5-1 Trading Plans” set forth in Appendix A as well consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a trading plan.

All 10b5-1 Plans must comply with the Company’s “Guidelines for Rule 10b5-1 Trading Plans” set forth in Appendix A and be reviewed and approved in advance by the General Counsel.

F.Noncompliance

Anyone subject to this Policy who fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment.
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H.Post-Termination Transactions

This Policy will continue to apply to your transactions in Company securities after your employment or service with the Company has terminated until such time as you are no longer aware of MNPI or until that information has been publicly disclosed or is no longer material.

Questions about this Policy should be directed to the General Counsel.

RECEIPT AND ACKNOWLEDGMENT

I, ________________________________, hereby acknowledge that I have received and read a copy of the Shattuck Labs, Inc. Insider Trading Policy (this “Policy”). I agree to comply with this Policy and certify that I will communicate with all members of my household to inform them of the obligations in this Policy that apply to them. I understand that violation of this Policy may subject me to discipline by Shattuck Labs, Inc. up to and including termination for cause.

__________________________________ Signature	_______________________________ Date